Exhibit 10.37
SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS
Equinix, Inc., or one of its subsidiaries or affiliates (“Company”) and Sara Baack (“Employee”) enter into this Separation Agreement and General Release of Claims (“Agreement”) to settle all known and unknown claims Employee might have against Company and all related parties. Except to the extent governed by federal law, this Agreement shall be governed by the statutes and common law of Colorado, excluding any that mandate the use of another jurisdiction’s laws.
The Company and Employee agree as follows:
Section 1 -- Benefits
(a)In General: The Company promises that Employee will receive the benefits set forth in this section that are conditioned on Employee’s entering into this Agreement and not revoking it. Employee understands and agrees that Employee is not otherwise entitled to receive the benefits provided to Employee under this Agreement. Employee understands that this Agreement may be revoked within 7 days after Employee signs it, in which case Employee will not receive any amounts or benefits under this Agreement.
(b)Transition Date: Employee will continue her role as Chief Product Officer through September 24, 2021 (the “Transition Date”).
(c)Termination Date: Employee’s termination date, subject to the terms of this Agreement, is the later of March 2, 2022 or the date the Company’s Board of Directors’ (the “Board”) Talent, Culture and Compensation Committee the certifies the performance of restricted stock units (“RSUs”) scheduled to vest in the first quarter of 2022 upon such certification, with such certification and any resulting payment of the RSUs occurring by March 15, 2022 (the “Termination Date”). On the Termination Date, Employee’s employment with Company will end.
(d)Transition Period: Between the Transition Date and the Termination Date (the “Transition Period”), Employee will assume the role of special advisor to the CEO (“Advisor”). During the period between the Transition Date and December 15, 2021, Employee will work on an up to full-time basis, as determined by the Chief Executive Officer (“CEO”). Then, from December 16, 2021 until the Termination Date, Employee will remain an Advisor, unless terminated as set forth in Section 1(f)(i) or (ii) below. During the period between December 16, 2021 and March 2, 2022, Employee shall be available on an as-needed basis to answer reasonable questions, consult with management, and provide other transition services as determined in good faith between Employee and the CEO; Employee will not be expected to work on a full-time basis during this time.
(e)Duty of Loyalty: Employee agrees that at all times during Employee’s employment with the Company, including without limitation during the Transition Period, Employee is a fiduciary of the Company and will not engage in any other employment, occupation, consulting or other business activity which is adverse to or competes with the business of the Company, nor will Employee engage in any business activities that conflict with Employee’s duties and obligations to the Company. During the Transition Period, Employee shall be permitted to serve on additional boards of any public or private company so long as such service is not adverse to or competes with

Exhibit 10.37
the business of the Company and does not conflict with Employee’s duties and obligations to the Company; provided, however, that any such board service shall be subject to Equinix’s normal approval process, which approval shall not to be unreasonably withheld.
(f)Special Payments: In exchange for entering into and not revoking this Agreement, Employee will receive the following benefits.
i.Transition Payment. In exchange for entering into and not revoking this Agreement, the Company will pay Employee her regular salary, less all applicable federal, state and local taxes and withholdings, during the Transition Period (“Transition Benefits”). During the Transition Period, Employee will remain on active payroll and retain all employment benefits that Employee previously enjoyed, including company medical benefits and vesting in RSUs previously granted to Employee by the Company, provided that Employee satisfies the transition responsibilities described in Section 1(d), above. For the avoidance of doubt, Employee shall continue to vest during this period in RSUs that would have otherwise vested during the Transition Period, including RSUs subject to performance measures certified by the Company’s Board of Directors or committee thereof. For the avoidance of doubt, Employee shall be subject to the performance criteria and associated payout criteria and accelerators as applied to the Company’s named executive officers. Employee acknowledges that, should Employee pursue any claim as described in Section 2(a) of this Agreement or otherwise terminate employment other than as a result of her death or Disability prior to the Termination Date, that the Transition Period will immediately cease and all consideration in this Release will no longer be in effect and any RSU vesting and payment of salary will cease. For purposes of this Agreement, the term “Disability” shall mean Employee’s inability to perform the essential functions of her job, with or without accommodation, due to mental or physical impairment for more than twelve (12) consecutive weeks or a total of sixteen (16) weeks within a twelve (12)-month period,
ii.Additional Benefits. Employee acknowledges that, under the terms of the Company’s 2021 Annual Incentive Plan (“AIP”), no payment of Employee’s AIP bonus is due if Employee is not employed on the date of payment, which is after the Termination Date. However, the Parties have agreed that upon successful completion of the Transition Period, Employee will receive her 2021 bonus paid out at 100% of target (without regard to Company performance), less all applicable federal, state and local taxes and withholdings (“2021 Bonus Payment”). Furthermore, Employee will receive a lump sum separation payment of Five Hundred Thousand Dollars and Zero Cents ($500,000.00), less all applicable federal, state and local taxes and withholdings (the “Lump Sum Payment”).  The 2021 Bonus Payment and Lump Sum Payment (collectively, “Additional Benefits”) will be paid no later than 30 days after the effective date of the Employment Separation Certificate, attached to this Agreement as Exhibit A, which Employee will sign only after the Termination Date, and further provided that Employee has kept each of her promises as set forth in this Agreement. The Additional Benefits will not be taken into account in determining Employee’s rights or benefits under any other program. For the avoidance of doubt, Employee shall not be entitled to the Additional

Exhibit 10.37
Benefits if Employee terminates employment before March 2, 2022 other than as a result of her death or Disability.
iii. COBRA: Employee’s existing coverage under any Company-sponsored group health plan (and, if applicable, the group health coverage for Employee’s eligible dependents) will end on March 31, 2022. Employee will be provided with an election form and notice that describes Employee’s right to continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). If Employee elects COBRA coverage, and as further consideration for entering into this Agreement, the Company will pay the COBRA premium payments directly to the insurer on Employee’s behalf to continue Employee’s same levels of coverage for Employee and Employee’s eligible dependents until the earliest of (i) December 31, 2022, (ii) the expiration of Employee’s continuation coverage under COBRA, or (iii) Employee’s eligibility for group health plan coverage offered by a subsequent employer or the employer of Employee’s spouse or domestic partner. Thereafter, Employee will be responsible for paying the COBRA premiums and all other health care costs.
iv.Reimbursement of Attorneys’ Fees: The Company will reimburse Employee for any attorneys’ fees incurred by her in connection with the negotiation of this Agreement in an amount not to exceed Seven Thousand Five Hundred Dollars and Zero Cents ($7,500.00).
Section 2 -- Complete Release
        (a)    General Release of Claims: Except for the claims identified in Section 2(c), Employee irrevocably and unconditionally releases (gives up) all known and unknown claims, promises, causes of action, or similar rights of any type that Employee presently may have (“Claims”) with respect to any Released Party listed in Section 2(e). Employee understands that Employee is not releasing future claims. Employee understands that the Claims Employee is releasing might arise under many different foreign, domestic, national, state, or local laws (including statutes, regulations, other administrative guidance, and common law doctrines), such as the following:
Anti-Discrimination Statutes, such as Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, and Executive Order 11,246, the Civil Rights Act of 1991, the California Fair Employment Housing Act, the Colorado Anti-Discrimination Act, which prohibit discrimination based on race, color, national origin, religion, or sex; the Age Discrimination in Employment Act (“ADEA”) and Executive Order 11,141, which prohibit age discrimination in employment; the Equal Pay Act, the Colorado Equal Pay Act, which prohibit paying men and women unequal pay for equal work; the Americans With Disabilities Act (“ADA”) and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; the Genetic Information and Non-Disclosure Act, which prohibits discrimination based on genetic testing; and any other federal, state, or local laws prohibiting discrimination in employment based on actual or perceived race, religion, color, national origin, ancestry, physical or mental disability, medical

Exhibit 10.37
condition, marital status, sex, pregnancy, age, sexual orientation, gender identity, or other protected characteristics, or association with a person who has, or is perceived to have, any of those or other protected characteristics.
Federal and State Employment Statutes, such as the Family Medical Leave Act, the California Family Rights Act; the California Pregnancy Disability Leave Law; Fair Labor Standards Act; Worker Adjustment and Retraining Notification Act (“WARN Act”); the Employee Retirement Income Security Act of 1974 (“ERISA”); the Uniformed Services Employment and Reinstatement Rights Act; the Occupational Safety and Health Act; the Sarbanes-Oxley Act; the False Claims Act; the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”); the Fair Credit Reporting Act; or any state counterparts; or any claim for severance pay, pension or other retirement benefits, sick leave, holiday pay, life insurance, health or medical insurance or any other fringe benefit or disability benefits.
Other Laws and Claims, such as any federal, state, or local laws mandating leaves of absence, restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state, or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any other federal, state, or local laws providing recourse for alleged wrongful discharge, retaliatory discharge, tort, physical or personal injury, intentional or negligent infliction of emotional distress, fraud, negligent misrepresentation, defamation, and similar or related claims, negligent hiring, retention, or supervision claims; any claims for violation of any public policy or statute including any local or municipal laws, regulations or ordinances); the Colorado Wage Act, Colorado Overtime & Minimum Pay Standards (COMPS) Order #37, any law relating to salary, commission, compensation, benefits; any claims for any payments to which Employee claims he/she may be entitled; any state statute or regulation relating to meal and rest breaks or wage statements; invasion of privacy claims, intentional interference with contract claims negligence claims; detrimental reliance claims; loss of consortium claims; promissory estoppel claims; personal injury claims; common law claims; claims for compensatory or punitive damages; claims for back pay; or any other claims, however styled, relating to or arising out of Employee’s relationship with the Company prior to the execution date of this Agreement
Examples of released Claims include, but are not limited to the following (except to the extent explicitly preserved by Section 2(c) of this Agreement): (i) Claims that in any way relate to or arose during Employee’s employment with the Company, or the termination of that employment, such as Claims for compensation, bonuses, commissions, lost wages, or unused accrued vacation, PTO or sick pay; (ii) Claims that in any way relate to the design or administration of any employee benefit program; (iii) Claims that Employee has irrevocable or vested rights to severance or similar benefits or to post-employment health or group insurance benefits; (iv) any Claims to attorneys’ fees or other indemnities (such as under the Civil Rights Attorneys’ Fees Act), with respect to Claims Employee is releasing; or (v) any claims under the California Fair Employment and Housing Act, California Labor Code sections 200 et seq., (including, without limitation, any bona fide dispute(s) regarding

Exhibit 10.37
wages owed), California Business & Professions Code sections 17200 et seq., or any other state statue or regulation relating to unfair competition; California Private Attorney General’s Act, California Labor Code section 2699, or any other state statute or regulations relating to private enforcement of state labor codes, and any applicable California Industrial Welfare Commission order.
Release of Employee: Except as otherwise provided herein, the Company hereby waives, releases and discharges Employee from any and all known liability, rights, actions, causes of action, suits, grievances, debts, sums of money, controversies, promises, damages, costs, expenses, attorneys’ fees, remedies of any type, claims or demands, which the Company has or may have against Employee as of the date of this Agreement, including but not limited to any rights, causes of action, claims or demands relating to or arising out of Employee’s employment with the Company.
(b)    No Pursuit of Released Claims: If, despite this Agreement, Employee brings a lawsuit asserting any Claim that Employee has released, Employee will be liable to the Released Parties (as defined below) for their attorneys’ fees, other defense costs, and any other damages that Employee’s suit causes, except those attributable to challenges to this Agreement under the ADEA or Older Workers Benefit Protection Act (“OWBPA”). Other than as specifically provided below, Employee promises not to accept any relief or remedies not set forth in this Agreement as to any Claim Employee has released by signing it.
If Employee files or is included in any administrative charge or investigation or becomes a member of a class after the effective date of this Agreement, Employee agrees to waive any right to monetary recovery (other than a benefit or remedy pursuant to Section 922 of the Dodd-Frank Act or a monetary award from a government-administered whistleblower award program for providing information directly to a government agency) should any administrative or governmental agency (such as the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), or any state or local agencies, or any other person or entity, pursue any claims on Employee’s behalf against the persons or entities covered by the release in this Agreement.

Nothing in this paragraph or Agreement is intended to limit in any way Employee’s future right or ability to file any charge or claim of discrimination with or cooperate in an investigation conducted by the NLRB, the EEOC, or any comparable state or local agency, or any other governmental agency charged with enforcing employment laws.

Nor does anything in this Agreement waive Employee’s right to testify in an administrative, legislative or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, its agents or employees, where Employee has been required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.

(c)    Claims Not Affected by Release: This Agreement does not affect: (i) any claims Employee might have against any of the Released Parties for reimbursement of business expenses pursuant to California Labor Code Section 2802, provided, however, that Employee represents and warrants to the Released Parties and agrees that, to the extent any such claims may otherwise exist, any and all necessary expenditures or losses covered by that statute have been fully

Exhibit 10.37
reimbursed by the payments made pursuant to this Agreement; (ii) Employee’s right to apply for unemployment or disability compensation to which Employee may be entitled under law or Employee’s right to purchase continuation coverage under the Company’s group health plan which will be offered in accordance with the provisions of COBRA; (iii) any claims for indemnification as an officer of the Company or advancement of fees under any Company by-laws, insurance policy or any other agreement, (iv) any claims to enforce the provisions of this Agreement, or (v) any claims for vested benefits. . This Agreement does not affect any claims that may arise after Employee signs this Agreement, and/or which cannot be released by private agreement.

Nothing in this Agreement prevents Employee from filing a charge or complaint with or from participating in an investigation or proceeding conducted by any federal, state or local agency charged with the enforcement of any employment laws, including, but not limited to the EEOC or a comparable state or local agency or the NLRB, although by signing this release Employee expressly agrees to waive his or her right to individual relief based on claims asserted in any such charge or complaint.
Additionally, nothing in this Agreement precludes Employee from communicating directly with the U.S. Securities and Exchange Commission (“SEC”) about any possible securities violations. Employee promises never to seek or accept any damages, remedies or other relief for himself or herself personally (any right to which Employee hereby waives and promises never to accept), other than a benefit or remedy pursuant to Section 922 of the Dodd-Frank Act or a monetary award from a government-administered whistleblower award program for providing information directly to a government agency, with respect to any claim included in this Agreement, in any proceeding, including but not limited to, any NLRB or EEOC proceeding.

(d)    Unknown Claims: Employee expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California and any other similar provision of applicable law, and do so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 of the Civil Code of the State of California states as follows:
A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor or released party.

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Company’s Releasees, Employee expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Claims which Employee does not know of or suspects to exist in Employee’s favor at the time of signing this Agreement, and that this Agreement contemplates the release of any such Claim or Claims.
(e)    Released Parties: The Released Parties are the Company, all current and former parents, subsidiaries, related companies, partnerships, or joint ventures, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past,

Exhibit 10.37
present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection, and their successors.
Section 3 -- Promises
(a)Company Property and Debts: Except as otherwise provided herein, on or prior to the last date of the Transition Period, Employee agrees to return to the Company all files, memoranda, documents, records, copies of the foregoing, Company-provided credit cards, keys, building passes, security passes, access or identification cards, and any other property of the Company or any Released Party in Employee’s possession or control. Notwithstanding the immediately preceding sentence, Employee shall be permitted to retain possession of her Company issued monitors and docking stations. With respect to Employee’s Company-issued laptop and cellphone, so long as Employee provides the Company with access to such laptop and cell phone, whether in person or remotely, so that the Company, at its sole expense, can undertake the necessary forensic review and preservation of such equipment and the Company is successfully able to conduct the necessary forensic review and preservation of Employee’s Company-issued laptop and cell phone, Employee will be permitted to retain possession of such Company-issued laptop and cell phone. Effective as of the Termination Date, the Company agrees to facilitate the transfer of her cellular phone number for her personal use. Effective as of the last date of the Transition Period, Employee will clear all expense accounts, repay everything Employee owes to the Company or any Released Party, pay all amounts Employee owes on Company-provided credit cards or accounts (such as cell phone accounts), and cancel or personally assume any such credit cards or accounts. To the extent Employee has incurred any necessary and reasonable business expenses on behalf of the Company, Employee will submit acceptable documentation of such expenses no later than 45 days after the last date of the Transition Period so that the Company may reimburse Employee for such expenses pursuant to the Company’s current expense reimbursement policies and procedures.
(b)Taxes: Employee is responsible for paying any taxes on amounts Employee receives because Employee signed this Agreement. Employee agrees that the Company is to withhold all taxes it determines it is legally required to withhold. Employee agrees not to make any claim against the Company or any other person based on how the Company reports amounts paid under this Agreement to tax authorities.
(c)Ownership of Claims: Employee has not assigned or transferred any Claim Employee is purporting to release, nor has Employee attempted to do so.
(d)Confidential Information, Trade Secrets, and Existing Obligations: Employee understands that, at all times in the future, Employee will remain bound by the Company’s Proprietary Information and Invention Agreement or Confidential Information and Non-Disclosure Agreement (“PIIA”) that Employee previously signed on July 31, 2012 or any other similar confidentiality agreement that Employee may have signed in connection with her employment with the Company. Employee acknowledges that Employee’s employment with the Company created a relationship of confidence and trust with respect to any information of a confidential or secret nature disclosed to Employee by the Company or a third party that (i) related to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or

Exhibit 10.37
supplier of the Company or any other party with whom the Company agreed to hold information of such party in confidence, (ii) was not generally known to the public or to other persons in the industry, or if generally known, was used, selected or arranged by the Company in a manner not generally known and was made the property of the Company by mutual agreement of the parties by the PIIA, and (iii) that the Company has taken reasonable measures under the circumstances to protect from unauthorized use or disclosure (the “Confidential Information”). Employee agrees and acknowledges that the PIIA contains various post-employment restrictions, including without limitation, non-solicitation provisions that prohibit Employee from soliciting any employee or consultant of the Company to leave the Company for any reason. Employee further agrees and represents that Employee has not disclosed, copied, disseminated, shared or transmitted any Confidential Information to any person, firm, corporation or entity for any reason or purpose whatsoever, except in the course of carrying out Employee’s duties and responsibilities of employment with the Company. Employee also agrees not to make use of any Confidential Information for Employee’s own purposes or for the benefit of any person, firm, corporation or other entity. Employee further warrants and represents that all Confidential Information in Employee’s possession, custody or control that is or was a property of the Company has been or shall be returned to the Company by the end of the Transition Period.
(e)Implementation: Employee agrees to sign any documents and do anything else that in the future is needed to implement this Agreement.
(f)Other Representations: In addition to Employee’s other representations in this Agreement, Employee has made the following representations to the Company, on which Employee acknowledges it also has relied in entering into this Agreement:
i.Employee has not suffered any job-related wrongs or injuries, such as any type of discrimination, for which Employee might still be entitled to compensation or relief in the future. Employee has properly reported any and all job-related wrongs or injuries for which Employee might still be entitled to compensation or relief, such as an injury for which Employee might receive a workers’ compensation award in the future. Employee has properly reported all hours that Employee has worked and under this Agreement, Employee has been paid all wages, overtime, commissions, compensation, benefits, and other amounts that the Company or any Released Party should have paid Employee in the past.
ii.This Agreement is not an admission of wrongdoing by the Company or any other Released Party.
iii.Employee is intentionally releasing claims that Employee does not know Employee might have and that, with hindsight, Employee might regret having released.
iv.If the Company or Employee successfully asserts that any provision in this Agreement is void, the rest of the Agreement shall remain valid and enforceable.

Exhibit 10.37
(g)False Claims Representations and Promises: Employee has disclosed to the Company any information Employee has concerning any conduct involving the Company that Employee has any reason to believe may be unlawful or that involves any false claims to the United States. Employee promises to cooperate fully in any investigation the Company undertakes into matters occurring during Employee’s employment with the Company. Employee understands that nothing in this Agreement prevents Employee from cooperating with any U.S. government investigation. In the event Employee provides any such assistance that equals or exceeds five (5) or more hours in any 30-days period, Employee shall be reimbursed at the hourly rate consistent with her base salary at the time of termination for all hour in such 30-day period. The Company shall reimburse Employee for all of Employee’s reasonable out-of-pocket expenses associated with such assistance. In addition, to the fullest extent permitted by law, Employee hereby irrevocably assigns to the U.S. government any right Employee might have to any proceeds or awards in connection with any false claims proceedings against the Company.
(h)Non-Disparagement: Employee agrees not to disparage, defame or otherwise detrimentally comment upon the Company, including its management, business practices, products, or services. Employee acknowledges that such comment shall cause serious damage to the Company. Nothing in this Agreement shall prohibit Employee from reporting possible violations of law or regulation to any governmental agency or entity or making any other disclosures that are protected under any applicable whistleblower provisions of federal or state law. The Company (which shall be limited in this instance to the CEO and his direct reports and the Board) likewise agrees not to criticize, denigrate, or disparage Employee or her work in any manner.
Section 4 -- Consequences of Violating Promises
    In addition to any other remedies or relief that may be available, the non-prevailing party agrees to pay any attorneys’ fees (including in-house counsel costs) and damages the prevailing party may incur as a result of any misrepresentation made in this Agreement or breach thereof. Employee further agrees that the Company would be irreparably harmed by any actual or threatened violation of Section 3 that involves Agreement-related disclosures or disclosure or use of confidential information or trade secret information, and that the Company will be entitled to an injunction prohibiting Employee from committing any such violation. For purposes of this Agreement, the term “prevailing party” means that party whose position is substantially upheld in a final judgment rendered in such proceeding, or, if the final judgment is appealed, that party whose position is substantially upheld on appeal.
Section 5 -- Consideration of Agreement
Employee acknowledges that, before signing this Agreement, Employee was given at least 21 days in which to consider this Agreement. Employee waives any right to additional time within which to consider this Agreement. Employee further acknowledges that: (1) Employee took advantage of the time Employee was given to consider this Agreement before signing it; (2) Employee carefully read this Agreement; (3) Employee fully understands it; (4) Employee is entering into it voluntarily; (5) Employee is receiving valuable consideration in exchange for Employee’s execution of this Agreement that Employee would not otherwise be entitled to receive; (6) the Company, by this writing, encouraged Employee to discuss this Agreement with Employee’s attorney before signing it, and that Employee did so to the extent Employee deemed appropriate;

Exhibit 10.37
and (7) any changes made to this Agreement, whether material or immaterial, will not restart the 21 day consideration period. Employee understands that Employee is entitled to revoke this Agreement, in writing, within 7 days once Employee signs it. Such revocation must be delivered to the Company as provided herein within the 7 day period, in which case Employee will receive no benefits and this Agreement will not go into effect. If Employee does not revoke this Agreement, it will become enforceable on the eighth day after Employee signs it. The Company need not sign this Agreement for it to become enforceable.
Section 6 -- Miscellaneous
(a)Entire Agreement: This Agreement, together with the Company’s Proprietary Information and Invention Agreement or Confidential Information and Non-Disclosure Agreement, constitute the entire agreement between Employee and the Company relating to Employee’s employment and the subject matters of such agreements. This Agreement may not be modified or canceled in any manner, nor may any provision of it or any legal remedy with respect to it be waived, except by a writing signed by both Employee and the Company’s Chief Human Resources Officer. Employee acknowledges that the Company has made no representations or promises to Employee (such as that Employee’s former position will remain vacant), other than those in or referred to by this Agreement. If any provision in this Agreement is found to be unenforceable, all other provisions will remain fully enforceable.
(b)Successors: This Agreement binds Employee’s heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of all Released Parties and their respective heirs, administrators, representatives, executors, successors, and assigns.
(c)Facsimile or PDF Copy: Execution of a facsimile or pdf copy shall have the same force and effect as execution of an original, and a facsimile or pdf signature shall be deemed an original and valid signature.
(d)Interpretation: This Agreement shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against Employee or any Released Party. Unless the context indicates otherwise, the term “or” shall be deemed to include the term “and” and the singular or plural number shall be deemed to include the other. Captions are intended solely for convenience of reference and shall not be used in the interpretation of this Agreement.

Exhibit 10.37

YOU MAY NOT MAKE ANY CHANGES TO THE TERMS OF THIS AGREEMENT.
BEFORE SIGNING THIS AGREEMENT, TAKE IT HOME, READ IT, AND CAREFULLY CONSIDER IT. IF YOU CHOOSE, DISCUSS IT WITH YOUR ATTORNEY (AT YOUR OWN EXPENSE).
YOU HAVE 21 DAYS TO CONSIDER THIS AGREEMENT. IF YOU DO NOT SIGN THIS AGREEMENT WITHIN THIS 21-DAY PERIOD, IT AUTOMATICALLY EXPIRES. ONCE YOU SIGN THIS AGREEMENT, YOU WILL HAVE AN ADDITIONAL 7 DAYS TO REVOKE IT. IF YOU CHOOSE TO REVOKE THIS AGREEMENT, YOU MUST DELIVER A WRITTEN NOTICE OF REVOCATION TO THE CHIEF HUMAN RESOURCES OFFICER AT ONE LAGOON DRIVE, REDWOOD CITY, CA 94065. BY SIGNING THIS AGREEMENT, YOU WILL BE WAIVING YOUR KNOWN AND UNKNOWN CLAIMS.

Signed:    ___/s/Sara Baack________________________    Dated: _September 20, 2021______
    SARA BAACK

Signed:    _/s/ Brandi Galvin Morandi____________    Dated: _September 20, ex2021_____________
    BRANDI GALVIN MORANDI
Chief Legal and Human Resources Officer

Exhibit 10.37
EXHIBIT A
Employment Separation Certificate

(Not to be signed before cessation of service)
You previously entered into an Agreement with the Company which became effective on ___________________. You hereby acknowledge that:
1.    A blank copy of this Employment Separation Certificate was attached as Exhibit A to the Agreement when it was given to you for review. You have had more time to consider signing this Certificate than the ample time you were given to consider signing the Agreement. You were advised to discuss the Agreement, including this Certificate, with an attorney before executing either document.
2.    Some of the benefits payable under the Agreement (the Additional Benefits) become payable only if you sign this Certificate.
3.    Your employment actually ended before you signed this Certificate and, in exchange for the additional benefits recited above, you hereby agree that this Certificate will be a part of your Agreement and that your Agreement is to be construed and applied as if you signed it on the day you signed this Certificate. This extends your release of claims under the Agreement to any claims that arose during the remainder of your employment through the date of your separation.
4.    During your employment at the Company, you may have been granted stock options or restricted stock units (“Equity Awards”) pursuant to the Company’s equity award plans, as evidenced by stock option or restricted stock unit agreement(s) (“Equity Award Agreements”).  Pursuant to the terms, conditions and limitations of the Equity Award Agreements, you acknowledge that all vesting of your Equity Awards will cease as of the last day of your employment with the Company and that you will have 3 months if you have an Equinix stock option, from the last day of employment to exercise any options, if any, which were vested as of the last day of employment.  Attached to this Agreement as “Exhibit 1” is a Closing Statement from the equity award administration database reflecting the options, if any, which were vested and exercisable as of the last day employment, as well as the last date you have to exercise those options. Any shares you own pursuant to previous stock option exercises, any shares you may have purchased pursuant to the Company’s Employee Stock Purchase Plan, and/or any net vested restricted stock unit shares that have been deposited in your account after tax withholding obligations have been satisfied remain yours to hold or sell as you wish. You acknowledge that you have no stock rights in the Company (or any parent or subsidiary) other than those rights enumerated in this paragraph.

Date_________________________	________________________________________ SARA BAACK

Exhibit 10.37
EXHIBIT 1
STOCK OPTION ADMINISTRATION CLOSING STATEMENT

[INSERT INFO HERE]